EXHIBIT 99.2

Transcript of

BK Technologies Corporation

BKTI Third Quarter & Nine Months 2021 Earnings Call

November 11, 2021

Participants

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Timothy Vitou - President, BK Technologies Corporation

William Kelly - Chief Financial Officer, BK Technologies Corporation

Analysts

Orin Zvi Hirschman - AIGH Investment Partners LP

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Third Quarter 2021. This call is being recorded. All participants have been placed in a listen-only mode. Following, management’s remarks, the call will be opened to questions.

Before turning the call over to our Chief Executive Officer, Mr. John Suzuki, for opening remarks, I will provide the following safe harbor statement.

Statements made during this conference call that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company’s revenue and profits. These statements are subject to known and unknown factors and risks.

The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release, and in BK’s filings with the U.S. Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

I will now turn the call over to John Suzuki, CEO of BK Technologies. Mr. Suzuki, you may begin.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks, everyone, for joining today. I’d like to start by reviewing some highlights of our operations and financial results during the quarter. Then I’ll turn it over to Tim Vitou, BK’s President and then to our Executive Vice President and Chief Financial Officer, Bill Kelly, to dive deeper into our financial results.

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We’ll conclude by opening up the call for a brief Q&A.

During Q3, we saw strong demand and order activity for our portable communications technology, particularly the BKR 5000. The product is gaining excellent traction in the marketplace, as new and existing customers at the state and federal levels look to modernize their radio fleet. Unfortunately, this better-than-expected demand was not fully reflected in our results for the quarter.

The supply-chain challenges that we and many other companies are contending with has extended our product delivery schedules. That said, the strong demand we are seeing has resulted in BK exiting the third quarter with the highest backlog in 5 years, more than double the $5.9 million reported backlog at the end of 2020.

This backlog sets us up well for what is typically a seasonally slow fourth quarter and provides momentum as we move into 2022.

As you would expect, the supply-chain challenges also impacted our gross margin, as we saw increased material and freight costs. We’re hopeful that the extra costs will return to more normal levels later in 2022 as we optimize and normalize our supply-chain. As we continue to scale our business, and as customers continue to upgrade to BKR Series products, we believe the company is well positioned to see margin improvement.

We have taken multiple initiatives to deal with the supply-chain challenges. Of note, we recently announced the appointment of Sean Conroy as Director of Supply Chain. Sean brings 20 years of supply-chain management expertise, and he is already doing a great job leading the charge to minimize short-term supply chain disruptions, maximize our efficiency and convert customer orders to shipments.

Second, we strategically increased our inventory levels to ensure we have certain components on hand when we need them. We expect inventory to return to normal levels as our supply-chain stabilize. It is our priority that our customers who have come to rely on our mission-critical technology receive their orders in a timely fashion.

Finally, I’d like to address the status of the BKR 9000. We were originally shooting to get the product launched this year. When moving into the manufacturing phase, it became apparent that additional development time was necessary. It is essential for us to get this product right for our customers.

Hence, I don’t want to provide a specific date as to when we will launch the product. But rest assured, it is a priority to get the best product launched, when it is ready for the market. From a financial performance standpoint, with our existing products exceeding our expectations, rest assured, that we have plenty of horsepower to drive growth, and our salespeople are more than busy as we head into 2022.

To conclude my remarks, I like to reiterate how impressed and encouraged I am by the dedication and hard work of our team.

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With our product portfolio today, we are in a strong position to continue winning new contracts and customers. We also have a solid balance sheet and the financial flexibility to explore acquisition opportunities that will complement our growth. As we continue scaling BK Technologies to be a leader in the communication industry.

At this point, I’d like to pass the call to Tim Vitou, our President to highlight some of the customer traction we’ve seen for the BKR 5000 since we last spoke. Tim?

Timothy Vitou - President, BK Technologies Corporation

Thank you, John, and good morning, everyone. The BK 5000 is being very well received in the market. We continue to win contracts and orders across the country, including the following. In August, we received a $2.5 million purchase order from the USDA Forest Service for the BKR 5000. As part of the 5-year Blanket Purchase Agreement with the USDA, we announced back in May of 2021. We also received a purchase order for the BKR 5000 from the National Interagency Fire Center, better known as NIFC, and radio cache, for the BKR 5000 for their Wildland Management Program.

In September, we received purchase orders for the BKR 5000 from Grand Teton National Park in Wyoming and the Mississippi Forestry Commission, and a selection for purchase from the Arizona Department of Forestry and Fire Management.

Also in September, the BKR 5000 was selected for purchase by our longtime customer. The Nevada Bureau of Land Management, as it conducts a lifecycle replacement program for its fire and land management portable communications technology. In October, the BKR 5000 was selected for purchase and deployment by the U.S. Army at Camp Arifjan, in Arifjan, Kuwait.

Additionally, the BKR 5000 was selected for the Helena, Montana Fire Department, as part of its lifecycle replacement program for the aging radios in its wildland fire radio fleet. These continued selections, upgrades and orders represent the confidence that both our new and existing customers have in our products.

As you know, many of our customers are frontline workers and first responders operating with zero margin for error. And they choose our best-in-class state-of-the-art portable communications technologies to maintain this standard in life threatening situations. We take great pride in that, and we look forward to getting our products in the hands of more of these heroes.

And, I’ll turn the call over to Bill Kelly, our Executive Vice President and Chief Financial Officer, who will review the financial and operating highlights. Bill?

William Kelly - Chief Financial Officer, BK Technologies Corporation

Thanks, Tim. The following is a summary of our financial and operating results for the periods ending September 30, 2021. Sales for the third quarter totaled approximately $12.6 million, compared with $12.8 million for the same quarter last year. Gross profit margins as a percentage of sales in the third quarter were 32.8% compared with 41.6% for the third quarter last year. As John mentioned, this is primarily due to sales mix, and cost increases related primarily to material and freight.

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Selling, general and administrative expenses, or SG&A, for the third quarter totaled approximately $4.5 million, or 35.7% of sales, compared with $4.2 million, or 32.6% of sales for the same quarter last year. This increase is related to the timing of engineering prototype material as well as sales commissions.

For the third quarter of 2021, we recognized an unrealized loss of approximately $2.2 million on our investment in FG Financial Group, compared with an unrealized loss of $291,000 for the third quarter last year.

Our net loss for the third quarter 2021 totaled approximately $2.6 million or $0.15 per basic and diluted share, compared with a net income of approximately $790,000 or $0.06 per basic and diluted share for the same quarter last year.

As of September 30, 2021, working capital totaled approximately $25.6 million, of which approximately $21.7 million is comprised of cash, cash equivalents and trade receivables. This compares with working capital totaling $16.2 million at 2020 year-end, which included $13.3 million of cash, cash equivalents and trade receivables. Our capital return program has paid 22 consecutive quarterly dividends, with the most recent being paid on October 18, 2021.

I would also like to mention that on July 1, 2021, the company changed its accounting to apply manufacturing overhead at the time of purchase receipts. Prior to that date, the company applied the material burden at the time the inventory was issued to work in progress. This change resulted in a net increase of approximately $1.3 million in inventory and retained earnings. The comparable 2020 periods have been adjusted to reflect this change, which will be detailed in the 10-Q. The change did not have a material effect on the operating loss, the net loss or loss per share for 3 and 9 months.

This concludes my remarks. I’ll now move on to the question-and-answer session of the conference call.

I would like to remind everyone that we do not provide financial or operating guidance on a quarterly or annual basis.

Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] We did have a question come in from [Walter Ballenger] [ph] from Mayflower Capital. Walter, your line is live.

Q: Hey, guys, thanks for taking my questions. So are you seeing any shift in revenue composition with the improved performance of the 5000?

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Timothy Vitou - President, BK Technologies Corporation

Hi, Walter. This is Tim. Thanks for the question. We are seeing a change in shift in some of the revenue mix. The BKR 5000 contribution to the overall revenue mix is growing. And especially exciting to me is with the 5000, we’re also attracting some additional new customers, which is expanding the revenue base. So we’re getting not only a bigger contribution from that product, but a better expansion into some new market verticals.

Q: Okay. Great. And then, are you able to pass some of the price increases that you’re seeing onto your customers?

Timothy Vitou - President, BK Technologies Corporation

Again, this is Tim, Walter. Thanks again for that question. In some cases, we are capable of passing on some cost increases to our customers. However, a great deal of our business is done utilizing contracts, due to our customers being in the government agencies. Most of these contract vehicles prevent us from passing price increases on to the customers at any one specific time. There is only a couple of different times throughout the year we can pass things on. So not everyone can be passed the price increase.

Q: Got it. Okay. I think that’s it for me. So, thanks a lot for taking my questions, guys, and good luck.

Timothy Vitou - President, BK Technologies Corporation

Thank you.

Operator

Thank you. [Operator Instructions] And the next question is coming from Orin Hirschman from AIGH Investment Partners. Orin, your line is live.

Q: Hi, thank you. So, obviously, there’s been a lot of expectations with the new product release, that was really going to expand your TAM dramatically, and get the company on a growth track. Delays, albeit some pre-orders, et cetera, what still gives you the confidence that this is just a hiccup at this point in time in terms of the production aspects. And are you still feeling so confident that you can compete with the major competitors that’s out there with a product that’s at least as good or superior?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Hi, Orin. It’s John Suzuki. Thank you for that question. So I can take the second part of your question first, which is getting a product out into the market that can compete. I mean, that is definitely our priority. And those were the design goals that we put forth.

So the confidence level we have, and part of this is a little bit understanding, the hardware development cycle. So when you go through hardware developments, it’s a very much an iterative approach. So you do your design, you get it into manufacturing, you build your boards, and then you do your testing to see if it meets those performance criteria.

So as I said in my opening remarks, we put it into manufacturing. We built the boards and we determine that the performance was not where we wanted it to be. And so, the decision was to bring it back into the design phase and re-tweak the boards of the design, so that the next time we go into manufacturing we’ll see an improvement or achieve those goals.

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So with hardware development, it’s an iterative approach. Unfortunately, it’s not something that you can do very quickly. So every time you do a design spin on a hardware, you have to go through design of the board, you have to manufacture the board, then you populate the boards, and then you bring it into manufacturing. So all of that takes weeks of time.

And it is unclear how many iterations that we will have to do before we get a final product that we believe will compete effectively in the marketplace. But we’re confident that we have the right team, we have the right platform. And that, when the time is right, when the product is right, when it meets those goals, at that point we’re going to do a press release and we’re going to launch it into the marketplace.

Q: I don’t know if you said that, you could say it, but what’s the total backlog at this point for that product?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

So the comment, we have total backlog at the end of Q3, the comment that we made during our statement was that it’s over double our ending backlog of 2020, which was $5.9 million, so it’s over double.

Q: Yeah, it’s over double, meaning if you can – can I apologize, it’s over double compared meaning within that the new product? I’m sorry if I didn’t follow that.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

No, that’s fine, Orin. Our total backlog.

William Kelly - Chief Financial Officer, BK Technologies Corporation

Yeah, that’s total backlog that includes legacy product as well as the new BKR, the piece of the backlog that is 9000, I wouldn’t describe as material at this point, Orin.

Q: Okay. So the orders though that you have seen for that product are like early sample orders, like small volumes that people want to play with, before they give you more volume orders?

Timothy Vitou - President, BK Technologies Corporation

Hey, Orin, this is Tim. The presale orders that we received are customers who are doing just that. They’re looking at the product in some cases. Some are utilizing funding. They know they’re going to switch to that platform, when it’s available and shipping in mass quantities. But they’re getting some early orders into the system. So it’s a kind of a mixed bag of things.

We also have a lot of different agencies, who are picking up products for comparison to other BK products like the BKR 5000. So, as Bill said, the total dollars is not necessarily material at this point, but it is several orders from several different types of customers.

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Q: Has anything changed in the competitive landscape for the 5000 in terms of they will be leading edge and have the capabilities that the customers want? Did anybody come out with a new gadget, so to speak?

Timothy Vitou - President, BK Technologies Corporation

Well, on the 5000 and the 9000, it’s 2 different type of customer basis.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Sorry, Orin. Orin, [indiscernible] the 9000?

Q: I meant the 9000. Yeah, I’m sorry.

Timothy Vitou - President, BK Technologies Corporation

Okay.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Yeah, so the market overall has not changed in terms of multiband products. There is still only 2 primary competitors that have products in that particular space.

Q: Okay. And then last 2 questions, if I may. One is just on that record backlog, can you characterize how much of it you think is just related to – or that is probably easier one to characterize it, probably both easy to characterize? How much is related to the shipment delays, meaning $2 million or $3 million sort of really going out the door already and you couldn’t do it versus the strength of incoming orders based on the customers’ increased demand for products?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

I’m trying to think – sorry, Orin, you’re asking of the backlog, how much we could have shipped?

Q: Yeah, I could ask it that way, because what, ultimately, I’m looking for is the strength of the measure of the incoming orders, as opposed to the backlog being a composition. That’s a combo of that both incoming orders versus what’s stacking up and stuff you really hope to have shipped?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Sure. It’s certainly weighted on the incoming order side. The demand is strong.

Q: Okay. That’s what I’m looking for. And lastly, can you just take us through, and again, my apologies for not being familiar with this, the FG Financial, what is that? What are you going to do with it? Does it affect the overall picture of the company’s financial strength? Just give us a quickie on that one.

William Kelly - Chief Financial Officer, BK Technologies Corporation

Orin, this is Bill. The investment in FG Financial, there are no plans to change that at this time. Generally speaking, that’s handled at the Board level with the Directors. The prospects for FG Financial, I believe, are viewed as positive. It was a challenging quarter for them in third quarter. But for now, I don’t have any plans that have been announced for that to change.

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Q: Okay. Where does it actually show up on the balance sheet? I wasn’t clear on that.

William Kelly - Chief Financial Officer, BK Technologies Corporation

That shows up on the other assets section of the balance sheet. Orin, if you look, it’s below current assets called investment in securities.

Q: Okay, got it. Thanks, again. Okay, great. Okay. Thanks very much.

Operator

Thank you. There were no other questions in queue at this time. I would like to hand the call back to the BK Technologies management team for any closing remarks.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Paul. Thank you all for participating in today’s call. We look forward to speaking with you again, when we report our Q4 2021 results in March of 2022. All the best to all of you and have a great day on this November today.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference. You may disconnect at this time and have a wonderful day. Thank you for your participation.

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